Exhibit 99.3

QUARTERNORTH ENERGY INC.

CONSOLIDATED FINANCIAL STATEMENTS

YEAR ENDED DECEMBER 31, 2022

Report of Independent Auditors

To the Board of Directors of QuarterNorth Energy Inc.,

Opinion

We have audited the consolidated financial statements of QuarterNorth Energy Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Supplementary Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The Supplemental Consolidating Financial Information and the Supplemental Information on Oil and Natural Gas Operations are presented for purposes of additional analysis and are not a required part of the financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the financial statements. The information, except for that portion marked “unaudited,” has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information, except for that portion marked “unaudited” on which we express no opinion, is fairly stated, in all material respects, in relation to the financial statements as a whole.

March 31, 2023

QUARTERNORTH ENERGY INC.

CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 31, 2022

(In thousands, except share amounts)

Assets
Current assets:
Cash and cash equivalents	$400,816
Short-term investment	60,170
Accounts receivable, net	144,060
Materials and supplies	46,002
Derivative contracts	8,440
Other current assets	38,478

Total current assets	697,966

Proved properties, net	884,796
Unproved properties, not subject to amortization	183,779
Other property and equipment, net	1,213
Restricted cash	1,097
Other assets	7,115

Total assets	$1,775,966

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$44,449
Accrued liabilities	133,368
Derivative contracts	8,156
Current maturities of debt	1,000
Current portion of asset retirement obligations	4,048
Other current liabilities	16,997

Total current liabilities	208,018

Long-term debt	180,939
Asset retirement obligations	129,132
Deferred income taxes	66,651
Other long-term liabilities	6,946

Total liabilities	591,686

Commitments and contingencies (see Note 13)
Stockholders’ equity:
Common stock, par value $0.01; 50,000,000 shares authorized; 7,540,813 shares issued and outstanding as of December 31, 2022	75
Additional paid-in capital	978,531
Retained earnings	205,674

Total stockholders’ equity	1,184,280

Total liabilities and stockholders’ equity	$1,775,966

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

(In thousands)

Revenues:
Oil revenue	$709,484
Natural gas revenue	83,066
Natural gas liquids revenue	27,127
Turnkey revenue	70,008
Other revenue	22,787

Total revenues	912,472

Operating expenses:
Lease operating expense	158,603
Decommissioning cost of goods sold	57,410
Depletion, depreciation and amortization	223,755
General and administrative expense	20,400
Insurance expense	19,198
Accretion expense	15,835
Other operating expense	6,826

Total operating expenses	502,027

Income from operations	410,445
Other income (expense), net:
Interest expense	(20,876)
Commodity derivative expense	(98,104)
Other	59,891

Income before income taxes	351,356
Income tax expense	(77,918)

Net income	$273,438

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2022

(In thousands)

Cash flows from operating activities:
Net income	$273,438
Adjustment to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	1,816
Accretion of asset retirement obligations	15,835
Depreciation, depletion and amortization	223,755
Risk management activities	(37,869)
Deferred income tax expense	63,271
Changes in operating assets and liabilities:
Accounts receivable and other assets	(21,297)
Accounts payable and other liabilities	8,456
Expenditures on asset retirement obligations, net	(29,352)

Net cash provided by operating activities	498,053

Cash flows from investing activities:
Additions to property and equipment	(168,339)
Changes in operating assets and liabilities associated with investing activities	30,154
Acquisitions, net of cash received	240
Investment in short-term investments	(99,588)
Proceeds from short-term investments	40,000
Investment in Fieldwood Mexico	(4,108)
Proceeds from sale of assets held for sale	55,749
Proceeds from sale of oil and gas properties	10,629

Net cash used in investing activities	(135,263)

Cash Flows from financing activities:
Repayments of first lien term loan	(99,000)
Debt issuance costs	(1,170)
Payment of finance lease	(168)
Dividends paid	(79,293)

Net cash used in financing activities	(179,631)

Net increase in cash and cash equivalents, including restricted cash	183,159
Cash and cash equivalents, including restricted cash, beginning of period	218,754

Cash and cash equivalents, including restricted cash, end of period	$401,913

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

YEAR ENDED DECEMBER 31, 2022

(In thousands, except share amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Total
	Shares	Amount
Balance, beginning of period	6,973,765	$70	$995,695	$11,529	$1,007,294
Issuance of common stock from exercise of warrants	567,048	5	—	—	5
Dividends to stockholders	—	—	—	(79,293)	(79,293)
Measurement period adjustment	—	—	(17,164)	—	(17,164)
Net income	—	—	—	273,438	273,438

Balance, end of period	7,540,813	$75	$978,531	$205,674	1,184,280

See notes to consolidated financial statements

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Except as noted within the context of each footnote disclosure, the dollar amounts presented in the tabular data within these footnote disclosures are in thousands of dollars.

Note 1—Basis of Presentation and Summary of Significant Accounting Policies

Description of Company

QuarterNorth Energy Inc. (“QuarterNorth”, “we”, “us”, “our” or “the Company”) was incorporated in Delaware on June 4, 2021, and amended as of July 16, 2021. On June 4, 2021, the Company formed four indirect wholly owned subsidiaries: QuarterNorth Energy Holding Inc.; QuarterNorth Energy Intermediate Inc.; QuarterNorth Energy LLC; and Mako Buyer 2 LLC. All four entities are Delaware corporations or limited liability companies and were formed in contemplation of the Credit Bid Acquisition (as defined herein).

Business Operations and Strategy

QuarterNorth is an independent oil and natural gas producer with substantially all of its operations in the U.S. Gulf of Mexico (“GOM”). We commenced operations on August 27, 2021, when QuarterNorth Energy LLC purchased certain oil and natural gas properties (the “Credit Bid Acquisition”) from Fieldwood Energy Inc. and subsidiaries (collectively, “Fieldwood”) pursuant to a purchase and sale agreement (the “Purchase Agreement” or “PSA”), see Note 3 – Credit Bid Acquisition for details. We are active in the exploration, operations, exploitation, development and acquisition of oil and gas properties.

We maintain offices in Houston, Texas (headquarters) and Lafayette, Louisiana, as well as certain other shore-based field locations in Louisiana. We had 304 employees as of December 31, 2022.

We operate our business through ourselves and our consolidated subsidiaries, primarily through QuarterNorth Energy LLC, our main operating subsidiary, which owns all of our oil and gas properties and is operator of record for many of the properties.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions have been eliminated.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, the reported amounts of revenues and expenses during the reporting period and the reported amounts of proved oil and natural gas reserves. Actual results could differ from those estimates.

In preparing the accompanying consolidated financial statements, we have reviewed, as determined necessary by management, events that have occurred after December 31, 2022, up until the issuance of the consolidated financial statements, which occurred on March 31, 2023.

See Note 5—Debt for information regarding subsequent events.

Summary of Significant Accounting Policies

Accounts Receivable. We sell oil and natural gas to various customers and participate with other parties in the drilling, completion, and operation of oil and natural gas wells. Joint interest and oil and natural gas sales receivables related to our operations are generally unsecured. The purchasers of the Company’s oil and natural gas production consist of independent marketers, major oil and natural gas companies and gas pipeline companies.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Asset Retirement Obligations (“AROs”). We record the fair value of a liability for a legal obligation to retire a tangible long-lived asset in the period in which the liability is incurred and can be reasonably estimated with the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized costs are amortized using the unit-of-production method. The accretion expense is recorded as an operating expense. Estimates of AROs are revised as information about material changes to the liability becomes known. Revisions are recorded as adjustments to existing liabilities and to the carrying amount of the related assets. Settlement gains or losses are charged to oil and natural gas properties. Our AROs relate primarily to the plugging and abandonment of oil and natural gas wells and to the decommissioning of related pipelines, facilities and structures. See Note 6—Asset Retirement Obligations for further information.

Cash, Cash Equivalents, and Restricted Cash. Cash and cash equivalents represent unrestricted cash on hand, demand deposits, and investments with original maturities of three months or less. We consider cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

Our restricted cash serves as collateral for certain of our obligations. These restricted funds are generally invested in interest-bearing accounts.

The following table provides a reconciliation of cash and cash equivalents, and restricted cash reported within the Consolidated Balance Sheet that sums to the total of the amounts shown in the Statement of Consolidated Cash Flows.

	End of Period	Beginning of Period
Cash	$400,816	$218,512
Restricted cash	1,097	242

	$401,913	$218,754

Short-term investments. Our short-term investments are comprised of U.S. Treasury securities with original maturities greater than three months. Management has both the positive intent and ability to hold these securities until the maturity date and thus considered these securities to be Held-to-maturity. These securities are carried at amortized cost.

Concentration of Credit Risk. We extend credit, primarily in the form of uncollateralized oil and natural gas sales and joint interest owner receivables, to various companies in the oil and natural gas industry, which results in a concentration of credit risk. The concentration of credit risk may be affected by changes in economic or other conditions within the oil and natural gas industry and may accordingly impact our overall credit risk. We believe our joint interest partners specific to our owned and operated properties primarily consist of large independent oil and natural gas companies and the risk of these unsecured receivables is substantially mitigated by the size, reputation and nature of the companies to which we extend credit.

The following table lists the percentage of our consolidated oil and natural gas revenues with purchasers that accounted for more than 10% of our consolidated oil, natural gas, and natural gas liquids revenues for the year ended December 31, 2022:

Shell Trading (US) Co.	41%
Exxon Mobil Corp.	29%

Our allowance for doubtful accounts is based on estimates of future uncollectible accounts. In evaluating the collectability of accounts receivable, we make judgments regarding each party’s ability to make required payments, economic events, and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Allowance for doubtful accounts, beginning of period	$—
Charged to costs and expenses	2,660

Allowance for doubtful accounts, end of period	$2,660

We use commodity derivative contracts to mitigate the effects of commodity price fluctuations. These derivative contracts expose us to counterparty credit risk. Our counterparties are generally major banks, commodity trading firms, or financial institutions. All derivative contracts are executed under master agreements, which allow us, in the event of default, to elect early termination of all contracts with the defaulting counterparty. If we choose to elect early termination, all asset and liability positions with the defaulting counterparty would be net settled at the time of election. We monitor the creditworthiness of our counterparties. However, we are not able to predict sudden changes in our counterparties’ creditworthiness. Should a financial counterparty not perform, we may not realize the benefit of some of our derivative contracts under lower commodity prices, and we may incur a loss.

Consolidation Policy. Our consolidated financial statements include the accounts of majority-owned, controlled subsidiaries. When we do not have the ability to exert significant influence, the cost method is used. Undivided interests in oil and gas joint ventures, pipelines, processing facilities, and certain other assets are consolidated on a proportionate basis.

Contingencies. Certain conditions may exist as of the date our consolidated financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occurs or fails to occur. Our management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise in judgment.

In assessing loss contingencies related to legal or regulatory matters that are pending against us or unasserted claims that may result in such proceedings, our management, and legal counsel evaluate the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of liability can be estimated, then the estimated liability would be accrued in our consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss (if determinable and material), is disclosed.

Liabilities for environmental remediation costs arising from claims, assessments, litigation, fines, and penalties and other sources are charged to expense when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Management believes we are in material compliance with all applicable federal, state, local and foreign laws and regulations associated with our properties.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.

Derivative Contracts. We recognize derivative contracts at fair value as either assets or liabilities. Changes in fair value are recognized in earnings and included in other income unless designated as a hedging instrument. We have elected not to designate price risk management activities as accounting hedges under applicable accounting guidance. No master netting agreements exist as of December 31, 2022. The related cash flow impact of our derivative activities is reflected as cash flows from operating activities.

Fair Value Measurements. Assets and liabilities required to be measured at fair value are categorized within the fair value hierarchy into one of three different levels depending on the observability of the inputs employed in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable inputs other than quoted prices included within Level 1 for the asset or liability, either directly or indirectly through market-corroborated inputs. Level 3 inputs are unobservable inputs for the asset or liability reflecting significant modifications to observable related market data or our assumptions about pricing by market participants. Refer to Note 9—Fair Value Measurements for a further discussion.

Financing Costs. Costs incurred in connection with the issuance of debt are capitalized and amortized to interest expense over the term of the related debt. If these costs are associated with a related debt issuance, they are netted against the debt instrument in our consolidated balance sheet.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

General and Administrative Expense. General and administrative expenses are reported net of recoveries from owners in properties operated by us and net of amounts related to lease operating activities or capitalized pursuant to the full cost method of accounting. We capitalized general and administrative expenses of $22.1 million for the year ended December 31, 2022.

Income Taxes. We use the liability method of accounting for income taxes in accordance with the Income Taxes Topic of the Accounting Standards Codification. Under this method, deferred tax assets and liabilities are determined by applying tax rates in effect at the end of a reporting period to the cumulative temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements.

The effects of changes in tax rates and laws on deferred tax balances are recognized in the period in which the new legislation is enacted. In assessing the need for a valuation allowance on our deferred tax assets, we consider whether it is more likely than not that some portion or all of them will not be realized.

We recognize uncertain tax positions in our financial statements when it is more likely than not that we will sustain the benefit taken or expected to be taken. We classify interest and penalties related to uncertain tax positions in income tax expense. See Note 15—Income Taxes for additional information.

Lease Operating Expense. Lease operating expense includes labor, materials and supplies, repairs, maintenance, transportation, allocated overhead costs, ad valorem taxes and other costs incidental to production net to our ownership interests.

Materials and Supplies. We maintain inventories which include costs of materials, supplies, and production equipment to be used in drilling and abandonment operations, carried at net realizable value. During 2022, we incurred a write-down related to materials and supplies of $3.3 million.

Oil and Natural Gas Properties. Oil and Natural gas properties consisted of the following on December 31, 2022:

Proved properties	$1,174,296
Accumulated depreciation, depletion and amortization	(289,500)

Proved properties, net	$884,796

Unproved properties, not subject to amortization	$183,779

We follow the full cost method of accounting for oil and natural gas properties. Under this method, all costs related to the acquisition, exploration, and development of oil and natural gas reserves are capitalized and accumulated in a single cost center representing our activities. Such costs include lease acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties, costs of drilling both productive and nonproductive wells, and general and administrative expenses directly related to acquisition, exploration, and development activities, and do not include any costs related to production, general corporate overhead or similar activities.

Under full cost accounting, we may exclude certain unevaluated costs from the amortization base pending determination of whether proved reserves can be assigned to such properties. The costs classified as unevaluated are transferred to the amortization base as the properties are developed, tested and evaluated. At least annually, we test these assets for impairment based on an evaluation of management’s expectations of future pricing, evaluation of lease expiration terms, and planned project development activities. Unevaluated costs of $0.3 million were transferred to the amortization base during 2022.

Oil and natural gas properties included in the amortization base are amortized using the units-of-production method based on production and estimates of proved reserves quantities. In addition to costs associated with evaluated properties and capitalized ARO, the amortization base includes estimated future development costs to be incurred in developing proved reserves as well as estimated plugging and abandonment costs, net of salvage value, related to developing proved reserves. Future development costs related to proved reserves are not recorded as liabilities on the balance sheet, but are part of the calculation of depletion expense.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Our capitalized costs are limited to a ceiling based on the present value of future net revenues from proved reserves, computed using a discount factor of 10 percent, plus the lower of cost or estimated fair value of unproved oil and natural gas properties not being amortized less the related tax effects. Any costs over the ceiling are recognized as a non-cash impairment expense in our consolidated statement of operations and an increase to accumulated depreciation, depletion, and amortization on our consolidated balance sheet. The expense may not be reversed in future periods, even though higher crude oil, natural gas and natural gas liquids prices may subsequently increase the ceiling. We perform this ceiling test calculation each quarter.

We utilize SEC pricing when performing the ceiling test. We also hold prices and costs constant over the life of the reserves, even though actual prices and costs of oil and natural gas are often volatile and may change from period to period. We did not record a ceiling test impairment during 2022.

Other income. Other income includes income unrelated to primary oil and gas activities, and other one-time income generated during the year, including income from litigation and litigation related activities.

Other Property and Equipment. Other property and equipment consisted of the following on December 31, 2022:

Other property and equipment	$3,726
Accumulated depreciation	(2,513)

Other property and equipment, net	$1,213

Other property and equipment, which consists primarily of office furniture, equipment, computers and computer software, is stated at cost. Also included in this category are several sets of equipment for plugging and abandoning oil and gas wells. Depreciation on other property and equipment is calculated on the straight-line method over the estimated useful lives of the assets, which range from three to five years.

Other Revenue. The following table presents other revenue information for the year ended December 31, 2022:

Production handling/pipeline transportation	$18,292
Other	4,495

$22,787

We provide services related to certain production handling arrangements and pipeline transportation contracts. For the majority of these contracts, we promise to perform a series of distinct integrated services over a period of time, which is a single performance obligation, and the transaction price includes fixed or variable consideration, or a combination of both. The amount of consideration is determinable at contract inception or at each month’s end based on the value of services provided to the customer in that month. Revenue is recognized over the service period specified in the contract as the services are rendered using a time-based (passage of time) or units-based (units of service transferred) method for measuring progress towards satisfaction of the performance obligation. Payment is generally received from the customer in the month of service or the month following the service. Contracts with customers generally are a combination of month-to-month and multi-year agreements.

We have entered into agreements to plug, abandon, decommission and remove certain third-party assets in the GOM. These services are performed under turnkey arrangements where the transaction price is fixed but, subject to the specific contract, potentially subject to change for certain qualified conditions and adjustment to the overall cost environment at least annually. Revenue is recognized when the Company satisfies the performance obligation at a point in time.

Revenue Recognition. We recognize revenue from the sale of oil, natural gas, and natural gas liquids when our performance obligations are satisfied. Our contracts with customers are primarily short-term (within a year). Our responsibilities to deliver a unit of crude oil, natural gas liquids, and natural gas under these contracts represent separate, distinct performance obligations. These performance obligations are satisfied at the point in time control of each unit is transferred to the customer. Pricing is primarily determined utilizing a particular pricing or market index, plus or minus adjustments reflecting quality or location differentials.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We record oil and natural gas revenues based upon physical deliveries to our customers, which can be different from our net revenue ownership interest of production. These differences create imbalances that we recognize as a liability only when the estimated remaining recoverable reserves of a property will not be sufficient to enable the under-produced party to recoup its entitled share through production. We do not record receivables for those properties in which we have taken less than our ownership share of production.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2— Supplemental Disclosures to the Balance Sheet and the Statement of Cash Flows

The following tables show additional balance sheet information as of December 31, 2022.

Accounts receivable
Operating revenues	$61,954
Joint interest receivables, net	62,461
Other	19,645

$144,060

Other current assets
Prepaids and other	$11,011
Decommissioning work-in-progress	27,467

$38,478

Other assets
Right-of-use asset	$5,967
Other	1,148

$7,115

Accrued liabilities
Production expense	$22,484
Capital/Decommissioning	50,219
Owner advances	21,050
Accrued royalties	11,051
Accrued interest	125
Other	28,439

$133,368

Other current liabilities
Compressor lease	$1,327
Lease obligation	966
Plug and abandonment obligation	4,038
Other	10,666

$16,997

Other long-term liabilities
Compressor lease	$1,378
Lease obligation	4,501
Other	1,067

$6,946

Supplemental Cash Flow Information

Supplemental disclosures to the statement of cash flows for the year ended December 31, 2022 are presented below.

Supplemental disclosures of cash payments (receipts):
Interest paid, net of amounts capitalized	$26,135
Income taxes paid	9,169
Noncash investing and financing activities:
Credit Bid Acquisition
Assumption of net working capital liability	34,892
Transfer of note receivable as consideration	(17,164)

Note 3—Credit Bid Acquisition

On August 27, 2021 (“Effective Date”, or “Acquisition Date”), we acquired from Fieldwood certain GOM oil and natural gas properties, pursuant to a purchase and sale agreement.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Purchase Price Allocation

We have accounted for the Credit Bid Acquisition as a business combination, using the acquisition method. The following table represents the final allocation of the total purchase price to the identifiable assets acquired and the liabilities assumed based on the fair values as of the Acquisition Date, including measurement period adjustments made during 2022. Those adjustments comprise:

•	a $20.0 million upward revision to materials and supplies, reflecting new information about the fair value of items acquired from Fieldwood;

•	a $34.9 million upward revision to the net working capital liability assumed, reflecting updated information regarding certain pre-acquisition contingencies of Fieldwood;

•	a $2.2 million downward revision to our investment in Fieldwood Mexico to reflect the final accounting for that transaction, and

•	a $17.2 million downward revision to the credit bid amount (a component of the purchase price).

The allocation of the purchase price for this acquisition, for the dates indicated below, is as follows:

	December 31, 2021	Measurement period adjustments	August 27, 2022
Consideration:
Cash	$12,171	$—	$12,171
Net working capital liability assumed(1)	2,072	34,892	36,964
Debt assumed	118,599	—	118,599
Credit bid amount	747,278	(17,164)	730,114
Warrants, at fair value	208,478	—	208,478

	$1,088,598	$17,728	$1,106,326

Fair Value of Assets Acquired:
Oil and natural gas properties(2)	$1,213,146	$—	$1,213,146
Investment in Fieldwood Mexico	53,925	(2,234)	51,691
Materials and supplies (1)	26,931	19,962	46,893
Other assets	3,657	—	3,657

	$1,297,659	$17,728	$1,315,387

Fair Value of Liabilities Assumed:
Commodity derivatives	$16,408	$—	$16,408
Asset retirement obligations	192,653	—	192,653

	$209,061	$—	$209,061

Total identifiable net assets	$1,088,598	$17,728	$1,106,326

(1)

In accordance with the PSA, certain of Fieldwood’s working capital assets and liabilities were assumed by QuarterNorth on the closing date, with subsequent adjustments to fair value reflected as adjustments to the purchase price consideration.

(2)

In estimating the fair value of the oil and natural gas properties, the Company used an income approach, which incorporated the estimated reserve cash flows, risked by reserve category and discounted using a weighted average cost of capital rate of 12%. Oil and natural gas pricing was derived from NYMEX future prices and research analysts’ estimated pricing. This estimation includes the use of unobservable inputs, such as estimated future production, oil and natural gas revenues and expenses. The use of these unobservable inputs results in the fair value estimate being classified as Level 3.

Note 4—Leases

We primarily lease office spaces, production equipment, and other facilities and equipment. At inception, contracts are reviewed to determine whether the agreement contains a lease. A contract is considered a lease when the arrangement either explicitly or implicitly conveys the right to control the use of the identified property, plant or equipment for a period of time in exchange for consideration. In order to obtain control, we must obtain substantially all of the economic benefits for the use of the identified asset and have the right to direct the use of the identified asset. Leases are evaluated for classification as operating or finance leases at the commencement date of

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the lease and right-of-use assets and corresponding liabilities are recognized on our consolidated balance sheet based on the present value of future lease payments relating to the use of the underlying asset during the lease term. The discount rate used to determine present value is the rate implicit in the lease unless the rate cannot be determined, in which case an incremental borrowing rate is used. The incremental borrowing rate reflects the estimated rate of interest we would incur over a similar term for an amount equal to the lease payments on a collateralized basis in a similar economic environment.

We have elected to account for lease and non-lease components in our contracts as a single lease component for all asset classes. Lease agreements may include options to renew the lease, terminate the lease or purchase the underlying asset. We determine the lease term at the lease commencement date as the non-cancelable period of the lease, including options to extend or terminate the lease when such an option is reasonably certain to be exercised. Factors we use to assess the reasonable certainty of rights to extend or terminate a lease include current and forecasted drillings plans, anticipated changes in development strategies, historical practice in extending similar contracts and current market conditions. We have elected to not apply the recognition requirements of Topic 842 to leases with durations of twelve months or less (i.e. short-term).

Lease Balances

The following table summarizes the present value of the fixed lease payments recorded as right-of-use assets and liabilities, including the balance sheet presentation, as of December 31, 2022.

Operating leases:
Other assets	$5,194
Other current liabilities	918
Other long-term liabilities	3,664

Total operating lease liabilities	$4,582

Financing lease :
Other assets	$773
Other current liabilities	48
Other long-term liabilities	837

Total financing leas liabilities	$885

Lease Costs

The following table presents the components of lease costs incurred during the year ended December 31, 2022. The amounts shown are gross and have not been adjusted to reflect amounts recovered or reimbursed from other working interest owners.

Operating lease cost	$2,310
Financing lease cost
Interest on lease liabilities	176
Amortization of right-of-use assets	216
Short-term lease cost	355

Total lease cost	$3,057

Minimum Future Commitments

The following table shows our minimum future commitments related to leases as of December 31, 2022, on an undiscounted basis with a reconciliation to the discounted present value recognized on our consolidated balance sheet.

	Operating Leases	Financing Leases
2023	$960	$119
2024	859	119
2025	657	119
2026	612	119
2027	612	119
Thereafter	2,612	773

Total lease payments	6,312	1,368
Imputed interest	(1,730)	(483)

Total	$4,582	$885

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Lease Terms and Discount Rate

The following table presents the weighted average remaining lease terms and weighted average discount rate as of December 31, 2022.

Weighted average remaining lease term:
Operating leases	4.1 years
Financing leases	11.5 years
Weighted average discount rate:
Operating leases	8.31%
Financing leases	8.31%

Supplemental Cash Flow Information

The following table presents supplemental cash flow information related to our leases for the year ended December 31, 2022.

Operating cash outflow from financing leases	$179
Financing cash outflow from financing leases	168
Operating cash outflow from financing leases	1,772

Note 5—Debt

We had the following debt outstanding as of December 31, 2022:

First Lien Term Loan, variable rate, due 2023	$1,000
Second Lien Term Loan, variable rate, due 2026	185,000
Less: unamortized discount	(2,705)
Less: unamortized debt issuance costs	(1,356)

Total debt, net	181,939
Less current portion	(1,000)

Total long-term debt, net	$180,939

First Lien Term Loan. On August 27, 2021, QuarterNorth Energy Holding Inc., as borrower, and its parent entity and subsidiaries, as guarantors, entered into the Third Amended and Restated First Lien Term Loan Agreement (“FLTL”), with lenders party thereto and Goldman Sachs Bank USA, as administrative agent and collateral agent for the lenders. The initial aggregate principal amount of loans outstanding under the agreement totaled $118.6 million.

As amended in 2022, borrowings under the FLTL bear interest at either an alternative base rate (ABR) plus an applicable margin with a 2% ABR floor or Secured Overnight Financing Rate (“SOFR”) plus an applicable margin with a 1.00% SOFR floor. Interest payments are due each quarter, and the maturity date of the loan is December 31, 2023.

Obligations under the FLTL are secured by liens on substantially all of our assets. The FLTL requires ongoing compliance with customary affirmative and negative covenants.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The FLTL loan was amended on March 22, 2022 and December 23, 2022, as follows:

•	we paid $74 million in principal;

•	LIBOR and LIBOR loans were removed from the agreement and replaced with SOFR and SOFR loans;

•	the applicable margin definition was amended to mean 4.5% for ABR loans and 5.5% for SOFR loans;

•	the maturity was changed to December 31, 2023 and all future required principal payments were removed;

•	certain information covenants were amended and the requirement to prepare a budget for the year ended December 31, 2023 was removed;

•	all minimum hedge requirements were removed;

•	the restricted payments basket was increased from $1.0 million to $20 million.

Second Lien Term Loan. On August 27, 2021, QuarterNorth Energy Holding Inc., as borrower, and its parent entity and subsidiaries, as guarantors, entered into the Second Lien Term Loan Agreement (“SLTL”), with lenders party thereto and Cantor Fitzgerald Securities, as administrative agent and collateral agent for the lenders. The maturity of the SLTL is August 27, 2026.

On August 27, 2021, the Company borrowed $185 million under the SLTL. Cash proceeds received were $180.4 million, equal to the borrowing amount less an issue discount of $3.7 million and fees of $0.9 million.

Borrowings under the SLTL bear interest at either an ABR plus an applicable margin of 7.00% or LIBOR plus an applicable margin of 8.00%. The Company may, at its sole discretion, elect to pay interest-in-kind (“PIK”), by delivering a PIK notice to the lenders during any PIK election trigger period. The PIK election trigger period is a period in which the borrower and its restricted subsidiaries have less than $75.0 million as of the end of the most recently ended fiscal quarter. Obligations under the SLTL are secured by second liens on substantially all of our assets. The SLTL requires ongoing compliance with affirmative and negative covenants.

QuarterNorth has the right at any time and from time to time to prepay the SLTL in whole or in part, without premium or penalty, in an aggregate principal amount that is an integral multiple of $0.5 million and not less than $1.0 million.

Affirmative covenants include, among others, requirements of QuarterNorth relating to: (i) minimum hedging requirements; (ii) the preservation of existence; (iii) the payment of obligations, including taxes; (iv) the maintenance of insurance and books and records; (v) the compliance with laws and material contracts; (vi) compliance with environmental law (vii) use of proceeds; (viii) notice of certain material events; and (ix) certain periodic reporting requirements.

Negative covenants include, among others, restrictions on QuarterNorth’s and its subsidiary guarantors’ ability to, subject in each case to certain exceptions and baskets: (i) create, incur, assume or suffer to exist indebtedness; (ii) create or permit to exist liens on their properties; (iii) merge with or into another person, liquidate or dissolve; (iv) make asset sales; (v) pay cash dividends or other restricted payments; and (vi) enter into transactions with affiliates.

Further, negative covenants in the SLTL restrict QuarterNorth’s ability to engage in business activities other than those, among other things, related to the ownership of interest in QuarterNorth, performing our obligations under other indebtedness documents and receiving restricted payments. On March 22, 2022, the SLTL was amended which, among other things, required the Company to make the restricted payment baskets consistent with the FLTL, as amended.

As of December 31, 2022, QuarterNorth was in compliance with all covenants under its debt agreements.

Subsequent event

On February 14, 2023, the SLTL was amended which modified the requirement to prepare a budget for the year ended December 31, 2023.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6—Asset Retirement Obligations

The following table summarizes the activity for our asset retirement obligations for the year ended December 31, 2022.

Beginning balance	$193,514
Liabilities incurred or assumed through acquisition	1,328
Liabilities divested	(21,771)
Liabilities settled	(24,642)
Accretion expense	15,835
Revisions to previous estimates	(31,084)

$133,180

Current portion	$4,048
Long-term portion	129,132

$133,180

Note 7—Risk Management Activities

Our principal market risks are our exposure to changes in commodity prices, particularly to the prices of crude oil and natural gas, and nonperformance by our counterparties.

Our revenues are derived principally from the sale of crude oil and natural gas. The prices of crude oil and natural gas are subject to market fluctuations in response to changes in supply, demand, market uncertainty and a variety of additional factors beyond our control. We monitor these risks and enter into commodity derivative contracts to secure a commodity price for a portion of our expected future production that is acceptable at the time of the transaction. We do not enter into derivative contracts for speculative purposes.

The counterparties to our derivative contracts include financial institutions. Our derivative contracts expose us to market and credit risks, and which may, at times, be concentrated with certain counterparties or groups of counterparties. The credit worthiness of our counterparties is subject to continual review. We monitor the nonperformance risk of ourselves and of each of our counterparties and assesses the possibility of whether each counterparty to the derivative contract would default by failing to make any contractually required payments as scheduled in the derivative instrument in determining the fair value.

Our commodity derivative contracts may include, but are not limited to, “swap”, “collar” and “put” positions. Commodity derivative contracts outstanding as of December 31, 2022 are shown below:

Crude Oil (WTI Index)
	Swaps		Puts		Collars			Participating Swaps
Period	Volume (MBbls)	Average $/Bbl	Volume (MBbls)	Average $/Bbl	Volume (MBbls)	Floor $/Bbl	Ceiling $/Bbl	Volume (Bbl/d)	Swap $/Bbl	Call $/Bbl
1st Qtr 2023	344	$60.42	2,000	$100.00	4,156	$60.00	$76.70	3,000	$73.23	$90.00
2nd Qtr 2023	3,800	64.54	2,000	100.00	—	—	—	3,000	73.23	90.00
3rd Qtr 2022	—	—	2,000	100.00	—	—	—	—	—	—
4th Qtr 2023	—	—	2,000	100.00	—	—	—	—	—	—

Natural Gas (Henry Hub Index)
	Puts		Swaps
Period	Volume (MMbtu/d)	Average $/MMbtu	Volume (MMbtu/d)	Average $/MMbtu
1st Qtr 2023	7,000	$2.75	15,000	$8.80
2nd Qtr 2023	5,600	2.50	—	—

With swaps, we receive an agreed upon fixed price for a specified notional quantity of oil or natural gas and we pay the counterparty a floating price for that same quantity based upon published index prices. Index pricing used is based on grades that we believe best represent the revenue we receive for our underlying physical production. Our swap contracts provide us with protection if market prices decline below the contracted price. If market prices rise above the contracted prices, we will receive less revenue than in the absence of swaps.

Collars contain a fixed floor price and a fixed ceiling price. If the published index price exceeds the ceiling price or falls below the floor price, we receive the fixed price and pay the index price. If the index price is between the floor and ceiling prices, no payments are due from either party.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A put option gives the owner the right, but not the obligation, to sell the underlying commodity at a specified price (strike price) within a specific time period. Depending on market conditions, strike prices, and the value of the contracts, we may, at times, purchase put options, which require us to pay premiums. The premiums may be paid when the option is purchased, or deferred until each monthly settlement occurs. The ownership of put options is consistent with our derivative strategy inasmuch as the value of the puts will increase as commodity prices decline, helping to offset the cash flow impact of a decline in realized prices for the underlying commodity. However, if the underlying commodity increases in value, there is a risk that the put option will expire worthless, in which case the net premiums paid would be recognized as a loss.

The following reflects the fair values of our derivative contracts, including the fair value of option premiums, and the line items where they appear on our consolidated balance sheet:

	Balance Sheet Location	December 31, 2022
Commodity derivatives	Current assets	$8,440

	Total	$8,440

	Balance Sheet Location	December 31, 2022
Commodity derivatives	Current liabilities	$8,156

	Total	$8,156

The following reflects the effect of netting agreements with counterparties on the balance sheet presentation of our derivative contracts:

Assets:
Current	$12,503
Noncurrent	—

Total gross fair value	12,503
Less: counterparty offset	(4,063)

Total net fair value	$8,440

Liabilities:
Current	$12,219
Noncurrent	—

Total gross fair value	12,219
Less: counterparty offset	(4,063)

Total net fair value	$8,156

See Note 9—Fair Value Measurements for additional disclosures related to derivative contracts.

Note 8—Stockholders’ Equity

On August 27, 2021, in conjunction with the Credit Bid Acquisition, the Company issued the following equity instruments:

Common Stock.

Certain holders of Fieldwood’s debt contributed a portion of their holdings to the Company in exchange for 5,000,000 shares of our common stock. The contributed debt constituted the credit-bid portion of the Credit Bid Acquisition consideration.

The Company issued to certain of Fieldwood’s creditors stock subscription rights to acquire $40 million of our common stock. In total, 720,305 shares were issued, in exchange for $40 million in cash.

An ad hoc group of Fieldwood’s creditors agreed to provide backstop coverage to a portion of the $40 million subscription rights offering in exchange for a backstop fee payable in shares of the Company. The backstop fee was paid with our issuance of 324,192 shares of our common stock.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Stock Warrants

In conjunction with the Credit Bid acquisition, the Company issued stock warrants that provide the holder with the right to purchase shares of our common stock. The warrants were valued using a Black-Scholes-Merton option pricing model to derive a relative fair value and are not subject to subsequent remeasurement. The warrants have been classified as equity and are recognized within additional paid-in capital in our consolidated balance sheet. The following table summarizes the warrants issued:

Description	Shares	Term	Exercise Price
GUC Warrants	389,330	8 years	$166.09
SLTL Tranche 1 Warrants	2,780,926	8 years	166.09
SLTL Tranche 2 Warrants	5,355,857	8 years	189.42
New Money Warrants	1,908,828	7 years	0.01

As of December 31, 2022, the holders of the New Money Warrants had exercised 1,496,316 warrants with an exercise price of $0.01.

Common Stock Dividend

On March 22, 2022, the Company declared a dividend of $3.7720 (subject to rounding) per outstanding share of common stock and underlying share of common stock represented by the New Money Warrants. The dividend was payable to the stockholders of the Company and to the holders of New Money Warrants of record at the close of business on March 29, 2022, which totaled 7,953,325 equivalent shares. The total dividend of $30 million was paid on April 12, 2022.

On August 2, 2022, the Company declared a dividend of $3.0987 (subject to rounding) per outstanding share of common stock, New Money Warrant, and time-based RSUs outstanding. The dividend was payable to the stockholders of the Company and to the holders of New Money Warrants of record at the close of business on August 31, 2022, which totaled 7,953,325 equivalent shares. The total dividend of $25 million was paid on September 21, 2022, with approximately $24.6 million being paid to holders of common stock and New Money Warrants and approximately $0.4 million paid on RSUs.

On December 8, 2022, the Company declared a dividend of $3.0991 (subject to rounding) per outstanding share of common stock, New Money Warrant, and time-based RSUs outstanding. The dividend was payable to the stockholders of the Company and to the holders of New Money Warrants of record at the close of business on December 15, 2022, which totaled 7,953,325 equivalent shares. The total dividend of $25 million was paid on December 23, 2022, with approximately $24.6 million being paid to holders of common stock and New Money Warrants and approximately $0.4 million paid on RSUs.

The payment of dividends related to time-based RSUs are deferred until the time-based RSUs vest. The time-based RSU dividend units are paid to and are held in a separate account until vesting of these units occurs.

Note 9—Fair Value Measurements

Derivative Contracts

Our commodity derivative contracts are presented in our consolidated financial statements at fair value. These contracts consist of over-the-counter transactions, which are not traded on a public exchange.

The fair values of our commodity derivative contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, we have categorized these contracts as Level 2.

We have consistently applied these valuation techniques and believe we have obtained the most accurate information available for the types of derivative contracts we hold.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth, by level within the fair value hierarchy, our derivative assets and liabilities measured at fair value on a recurring basis as of December 31, 2022:

	Total	Level 1	Level 2	Level 3
Assets
Commodity derivative contracts	$8,440	$—	$8,440	$—

	$8,440	$—	$8,440	$—

Liabilities
Commodity derivative contracts	$8,156	$—	$8,156	$—

	$8,156	$—	$8,156	$—

These derivative assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

Business Combination

On August 27, 2021, we acquired certain oil and natural gas properties from Fieldwood, and recorded the assets acquired and liabilities assumed at their acquisition date fair values. See Note 3—Credit Bid Acquisition, for a discussion of the fair value approaches used by the Company and the classification of the estimates within the fair value hierarchy.

Debt

We use a market approach to determine the fair value of our debt using estimates provided by an independent financial data services firm (a Level 2 fair value measurement). The carrying amount and fair value of our debt as of December 31, 2022 is shown in the following table.

	Carrying Amount	Fair Value
First Lien Term Loan	$1,000	$1,000
Second Lien Term Loan	180,939	185,000

	$181,939	$186,000

We believe the carrying values of cash, accounts receivable, accounts payable, and accrued liabilities included in the accompanying consolidated balance sheet approximate their fair value as of December 31, 2022.

Asset Retirement Obligations

We follow the provisions of ASC 820, for nonfinancial assets and liabilities measured at fair value on a non-recurring basis. These provisions apply to the Company’s initial recognition of asset retirement obligations for which fair value is used. The asset retirement obligation estimates are derived from historical costs and management’s expectation of future cost environments; and therefore, the Company has designated these liabilities as Level 3. See Note 6—Asset Retirement Obligations for a reconciliation of the beginning and ending balances of the Company’s asset retirement obligations.

Note 10—Employee Benefits

We sponsor a qualified 401(k) Plan that provides for matching of up to 100% of the first 6% of employee contributions. Employees are immediately 100% vested in their contributions and our matching contributions. Our matching contributions were $2.3 million for the year ended December 31, 2022.

Note 11—Share-Based Compensation

On April 1, 2022, our board of directors adopted (“the Adoption date”) the QuarterNorth Energy Inc. Equity Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the grant of stock-based awards to any officer, employee, director, independent contractor, or consultant of the Company or a subsidiary of the Company. A total of 621,689 shares of our common stock have been reserved for issuance through awards under the Incentive Plan. Under certain circumstances to protect against dilution of awards, the administrator of the Incentive Plan may adjust the number of underlying shares with respect to any award.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company awarded restricted stock units (RSUs) that are time-based awards (“time-based RSUs”) and performance-based restricted stock units (“performance-based RSUs”) that vest at a percentage (i.e., 0%—100%) based upon certain threshold target levels of proceeds received in connection with a liquidity event.

The time-based RSUs are subject to a three-year vesting requirement. The vesting commencement date is the latter of August 27, 2021 or commencement of employment. If there is an event that results in a change of control of the Company during the vesting period, the time-based RSU vesting will accelerate and occur when that event occurs. The time-based RSUs will expire if a liquidity event has not occurred prior to the seventh anniversary of the grant date. Both time-based RSUs and performance-based RSUs settle upon the occurrence of a liquidity event. As a result of the liquidity event vesting requirement, no compensation cost will be recognized until it is deemed probable that a liquidity event will occur.

The grant date fair value of both the time-based RSUs and performance-based RSUs were determined by a third party valuation expert who used a bottoms-up strategy, utilizing the economic conditions present on the Adoption date, as well as, the projected operating environment of the Company.

The following summarizes the Company’s activity for the year ended December 31, 2022:

	Time-based RSUs	Weighted- Average Grant Date Fair Value	Performance - based RSUs	Weighted- Average Grant Date Fair Value
Non-vested, beginning of period	—	—	—	—
Granted	115,140	$85.05	389,028	$50.52
Forfeited	(7,204)	$85.05	(26,568)	$50.52
Issued	—	—	—	—

Non-vested, end of period	107,936	$85.05	362,460	$50.52

At December 31, 2022, the unrecognized compensation cost from unvested time-based RSUs and performance-based RSUs was indeterminable.

If an employee leaves the Company for “good reason” or is terminated without “cause”, both as defined in the Incentive Plan, any unvested awards are forfeited. If an employee is terminated for “cause” all awards are forfeited. Any share that is not issuable because the related award is forfeited, canceled, or expires without being exercised or otherwise terminates without payment or issuance of shares shall again be available for grant pursuant to an award under the Incentive Plan.

Note 12—Related Party Transactions

During 2022, we had agreements to provide technical, operational, engineering, procurement, construction and installation services, management and administrative services to Fieldwood Mexico. Fees pursuant to these agreements were $2.2 million for the year ended December 31, 2022. They have been recognized in the financial statements as reductions of general and administrative expense.

We will no longer receive recoveries from services provided to Fieldwood Mexico as these contracts were terminated at the time of our sale of Fieldwood Mexico. See Note 14—Assets Held for Sale for more information.

Note 13—Commitments and Contingencies

Legal Proceedings. From time to time, we may be involved in litigation arising out of the normal course of our business. We maintain insurance coverage applicable to certain litigation, which, subject to applicable deductibles, may reduce our actual liability under any litigation. In management’s opinion, we are not involved in any litigation, the outcome of which would have a material effect on our consolidated financial position, results of operations, or liquidity.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14—Assets Held for Sale

As part of the Credit Bid Acquisition, we acquired Fieldwood’s investment in Fieldwood Mexico, B.V. (“Fieldwood Mexico”). Prior to the Credit Bid Acquisition, Fieldwood entered into a purchase and sale agreement to sell its investment to a subsidiary of PJSC Lukoil Oil Company (“Lukoil”), pending the Mexican government’s approval of the transaction.

During the first quarter of 2022, the Company completed its sale of the Fieldwood Mexico investment. We received $55.7 million at closing.

Note 15—Income Taxes

Components of income tax expense for the year ended December 31, 2022 are as follows:

Current:
Federal	$13,254
State	1,393

Total current income tax expense	14,647

Deferred:
Federal	60,433
State	2,838

Total deferred income tax expense	63,271

Total income tax expense	$77,918

Our reconciliation of income taxes computed at the U.S. federal statutory tax rate to our income tax expense is as follows:

Income before income taxes	$351,356

Income tax expense at the federal statutory rate	$73,785
Increases resulting from:
State tax expense	3,978
Permanent items	15
Other	140

Income tax expense	$77,918

Effective income tax rate	22.2%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities as of December 31, 2022 are:

Deferred tax assets:
Asset retirement obligations	$29,313
Leases	1,203
Other	585

31,101

Deferred tax liabilities:
Property and equipment, net	94,244
Derivative contracts	63
Accruals	1,865
Leases	1,313
Other property and equipment, net	267

97,752

Net deferred tax liability	$(66,651)

Accounting for uncertainty in income taxes prescribes a recognition threshold and measurement methodology for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As of December 31, 2022, we had no unrecognized tax benefits.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

We file income tax returns in the U.S. federal jurisdiction and in Louisiana and Texas. Tax years that remain subject to examination include 2021.

Any net operating loss carryforwards (“NOLs”) generated can be carried forward indefinitely.

Note 16—Significant Risks and Uncertainties

Oil and Natural Gas Prices

The price that we receive for our oil and natural gas production affects our revenue, profitability, liquidity, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. Oil and natural gas prices depend on numerous factors, all of which are beyond our control. These factors include, but are not limited to, the following:

•	changes in supply and demand for oil and natural gas;

•	actions by the Organization of Petroleum Exporting Countries and other state-controlled oil companies;

•	the price and quantity of imports of foreign oil and natural gas;

•	speculation as to the future price of oil and the speculative trading of oil futures contracts;

•	global economic conditions, including the strength of the U.S. dollar;

•	the level of global oil and natural gas exploration and production activity;

•	weather conditions and other natural disasters; and

•	the length and severity of the recent COVID-19 (coronavirus) outbreak, including its impacts on the price and demand for oil and natural gas, and overall global economic activity.

Significant declines in oil and natural gas prices for an extended period may have the following effects on our business:

•	limiting our financial condition, liquidity, ability to finance our capital expenditures and results of operations;

•	reducing the amount of oil and natural gas that we can produce economically;

•	causing us to delay, postpone or terminate our exploration and development activities;

•	reducing any future revenues, operating income and cash flows;

•	reducing the carrying value of our crude oil and natural gas properties; or

•	limiting our access to sources of capital, such as equity and debt.

BOEM Financial Assurances Requirements

The Bureau of Ocean Energy Management (“BOEM”) requires that lessees demonstrate financial strength and reliability according to its regulations or post surety bonds or other acceptable financial assurances that such decommissioning obligations will be satisfied. Presently, we do not have any supplemental bonding requests outstanding.

On July 14, 2016, BOEM issued Notice to Lessees and Operators (“NTL”) 2016-N01 revising supplemental bonding requirements and procedures related to obligations for decommissioning activities on the federal Outer Continental Shelf of the Gulf of Mexico. NTL 2016-N01 would have implemented a phase-in period for establishing compliance with additional security obligations for certain categories of properties covered under NTL 2016-N01, whereby a lessee may seek compliance with its additional security requirements under a tailored plan that is approved by BOEM. On January 6, 2017, BOEM suspended the implementation of NTL 2016-N01 for a six-month period and withdrew all previously issued bonding orders. On June 22, 2017 suspension on the implementation of NTL 2016-N01 was extended beyond the initial six-month period. At this time, a new timeline for finalization has not been determined. Were BOEM to finalize implementation of NTL 2016-N01, or a similar NTL or regulation, this could result in additional demands for surety bonds or other financial assurances.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The availability of surety bonds to the Company as well as the terms, cost and collateral requirements may change subject to market conditions and the surety providers’ evaluation of the creditworthiness of the Company. If we fail to comply with any future orders of BOEM to provide additional surety bonds or other financial assurances, BOEM could commence enforcement proceedings or take other remedial action, including assessing civil penalties, ordering suspension of operations or production, or initiating procedures to cancel leases, which, if upheld, could have a material adverse effect on our business, properties, results of operations and financial condition.

Note 17 – Supplemental Consolidating Financial Information

QuarterNorth Energy Holding Inc. is the borrower under the loans described in Note 5—Debt. The following condensed consolidating financial statements shows the accounts of the parent company, QuarterNorth Energy Inc. on a standalone basis, the accounts of the borrower and its consolidated subsidiaries, and intercompany eliminations to arrive at the consolidated statements of the Company.

QUARTERNORTH ENERGY INC.

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

(In thousands)

	QuarterNorth Energy Inc.	QuarterNorth Energy Holding Inc.	Intercompany Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	400,816	$—	$400,816
Accounts receivable and other assets	—	297,150	—	297,150

Total current assets	—	697,966	—	697,966

Property and equipment net	—	1,069,788	—	1,069,788
Investments in subsidiaries	1,184,780	—	(1,184,780)	—
Advances to (from) subsidiaries	(500)	500	—	—
Other assets	111	8,212	(111)	8,212

Total assets	1,184,391	$1,776,466	$(1,184,891)	$1,775,966

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$177,817	$—	$177,817
Current maturities of debt	—	1,000	—	1,000
Other current liabilities	—	29,201	—	29,201

Total current liabilities	—	208,018	—	208,018

Long-term debt	—	180,939	—	180,939
Asset retirement obligations	—	129,132	—	129,132
Other long-term liabilities	—	73,597	—	73,597

Total liabilities	—	591,686	—	591,686

Stockholders’ equity	1,184,391	1,184,780	(1,184,891)	1,184,280

Total liabilities and stockholders’ equity	$1,184,391	$1,776,466	$(1,184,891)	$1,775,966

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

QUARTERNORTH ENERGY INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Year Ended December 31, 2022

(In thousands)

	QuarterNorth Energy Inc.	QuarterNorth Energy Holding Inc.	Intercompany Eliminations	Consolidated
Revenues
Total revenues	$—	$912,472	$—	$912,472

Operating expenses
Lease operating expense	—	158,603	—	158,603
Depletion, depreciation and amortization	—	223,755	—	223,755
General and administrative expense	500	19,900	—	20,400
Other operating expense	—	99,269	—	99,269

Total operating expense	500	501,527	—	502,027

Income (loss) from operations	(500)	410,945	—	410,445
Other income (expense), net
Equity in earnings of subsidiaries	273,827	—	(73,827)	—
Other	—	(59,089)	—	(59,089)

Income (loss) before income taxes	273,327	351,856	(273,827)	351,356
Income tax (expense) benefit	111	(78,029)	—	(77,918)

Net income	$273,438	$273,827	$(273,827)	$273,438

Note 18—Supplemental Information on Oil and Natural Gas Operations (Unaudited)

Oil and Natural Gas Reserves

Proved reserves represent estimated quantities of natural gas, crude oil and condensate and natural gas liquids that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions in effect when the estimates were made. Proved developed oil and natural gas reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made. Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions.

Results of Operations for Oil and Gas Producing Activities

Separate disclosure is not required because our oil- and gas-producing activities represent substantially all of our business activities, and we operate in a single geographic area. See our consolidated statement of operations.

Costs Incurred

The following table reflects the costs incurred in oil and natural gas property acquisition, exploration and development activities for the year ended December 31, 2022. Costs incurred also includes capitalized general and administrative expense, acquired asset retirement obligations, new asset retirement obligations established in the current period, as well as increases or decreases to our asset retirement obligations resulting from changes to cost estimates during the current period.

Acquisition costs
Proved	$(30,086)
Unproved	507
Exploration costs	65,378
Development costs	101,920

$137,719

Capitalized Costs

The following table illustrates the total amount of capitalized costs and accumulated depreciation, depletion and amortization relating to our oil and natural gas properties as of December 31, 2022.

Proved properties	$1,174,296
Unproved properties, not being amortized	183,779
Accumulated DD&A	(289,500)

$1,068,575

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table sets forth certain information relative to the amortization of our investment in oil and gas properties and the impairment of our oil and gas properties for the year ended December 31, 2022.

Provision for DD&A	$221,800
Impairment of oil and gas properties	—
DD&A per BOE	21.76

Proved Reserves

The following information summarizes our net proved reserves of oil (including condensate), natural gas and natural gas liquids as of December 31, 2022. All of our oil and natural gas reserves are located in the U.S. Gulf of Mexico.

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Mboe
As of December 31, 2021	42,507	111,155	5,522	66,555
Acquisitions	244	363	17	322
Divestitures	(1,913)	(3,274)	(244)	(2,703)
Extensions and discoveries	4,304	8,599	562	6,299
Revisions of previous estimates	10,500	7,147	274	11,965
Production	(7,559)	(11,689)	(686)	(10,194)

Estimated proved reserves	48,083	112,301	5,445	72,245

Estimated proved developed reserves
As of December 31, 2021	22,732	58,526	2,968	35,454
As of December 31, 2022	25,201	55,383	2,700	37,132
Estimated proved undeveloped reserves
As of December 31, 2021	19,775	52,629	2,554	31,101
As of December 31, 2022	22,882	56,918	2,745	35,113

Management believes the reserve estimates presented herein are reasonable and prepared in accordance with guidelines established by the SEC as prescribed in Regulation S-X, Rule 4-10 as of December 31, 2022. However, there are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond our control. See Note 16—Significant Risks and Uncertainties for a listing of significant risks and uncertainties. Reserve engineering is a subjective process of estimating the recovery from underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because all oil and natural gas reserve estimates are to some degree subjective, the quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future crude oil and natural gas sales prices may all differ from those assumed in these estimates. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon the same available data.

Therefore, the standardized measure of discounted future net cash flows (Standardized Measure) shown below represents estimates only and should not be construed as the current market value of the estimated reserves attributable to our oil and gas properties. The Standardized Measure has been developed utilizing ASC 932, Extractive Activities – Oil and Gas (ASC 932) procedures and based on oil and natural gas reserve production volumes estimated by the Company’s engineering staff.

The Company believes that the following factors should be taken into account when reviewing the following information:

•	future costs and selling prices will probably differ from those required to be used in these calculations;

•	due to future market conditions and governmental regulations, actual rates of production in future years may vary significantly from the rate of production assumed in the calculations;

•	a 10% discount rate may not be reasonable as a measure of the relative risk inherent in realizing future net oil and natural gas revenues; and

•	future net revenues may be subject to different rates of income taxation.

QUARTERNORTH ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Standardized Measure of Discounted Future Net Cash Flows

At December 31, 2022, as specified by the SEC, the prices for oil and natural gas used in this calculation were the unweighted 12-month average of the first day of the month prices. The 2022 average historical twelve-month oil and natural gas prices were $95.08 per Bbl of oil, $33.21 per Bbl of natural gas liquids and $6.69 per Mcf of natural gas. Estimates of future income taxes are computed using current income tax rates including consideration for estimated future statutory depletion and tax credits. The resulting net cash flows are reduced to present value amounts by applying a 10% discount factor.

Future cash inflows	$5,507,038
Future production costs	(1,273,184)
Future development costs	(521,676)
Future income taxes	(686,808)

3,025,370
10% annual discount	(775,938)

Standardized measure of discounted future net cash flows	$2,249,432

Standardized measure at beginning of year	$1,381,632
Net change in prices and production costs	1,345,716
Net change in future development costs	10,717
Oil and gas net revenue	(769,587)
Extensions	289,031
Acquisition of reserves	14,149
Divestiture of reserves	(63,448)
Revisions of previous quantity estimates	471,733
Previously estimated development costs incurred	4,788
Net change in income taxes	(517,669)
Accretion of discount	138,163
Changes in timing and other	(55,793)

Standardized measure at end of year	$2,249,432